FOR IMMEDIATE RELEASE                              Contact:   Cheryl Byrne
                                                              508.670.0646


                              CENTENNIAL ANNOUNCES
                     PRELIMINARY RESULTS OF SPECIAL REVIEW

                         Company Names Interim CEO, CFO

      (BILLERICA, MA--February 18, 1997) -- Centennial Technologies, Inc. (NYSE: CTN) announced today that based on the preliminary results of a continuing special financial review being conducted by the Company and the Company's independent public accountants, the Company expects that it will restate its financial statements at least for fiscal 1996 (ending June 30, 1996) and the first quarter of fiscal 1997 (ending September 30, 1996) and expects that it will revise previously announced results of the second quarter of fiscal 1997 (ending December 31, 1996). The restatement is expected to be material and to result in a loss for fiscal 1996 and the first and second quarters of 1997. The Company's financial statements and announced earnings for those periods should not be relied upon.

        To date, the special review has focused primarily on year-end 1996 and 1997. Certain financial records of the Company appear to have been falsified and may affect the ability to determine the accuracy of financial statements.

      The Company's lender has informed the Company that it is in default of covenants regarding the Company's revolving credit line. The lender has indicated any further loans will be made at its discretion. If financing were not to be available, the Company might not have sufficient liquidity to meet its cash needs. The Company has agreed to provide its lender further information regarding the Company.


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      The Company understands that as many as 14 lawsuits have been filed against it on behalf of purchasers of Company securities during varying time periods, including August 21, 1996 through February 11, 1997. In addition, the Securities and Exchange Commission has indicated that it is investigating the Company.

New Senior Management

      The Company also announced that it has hired an interim CEO and CFO. Lawrence J. Ramaekers of Boca Raton, Florida, has assumed the post of Chief Executive Officer and Eugene M. Bullis of West Newbury, Massachusetts has become Chief Financial Officer.

      Ramaekers is a principal of the Southfield, Michigan firm of Jay Alix & Associates, a firm specializing in addressing financial and operating challenges of high profile companies and guiding their return to corporate health.

      Ramaekers' most recent short-term positions include Vice Chairman of Ryder Truck Rental Systems, Inc. (1996-1997), CEO/COO of Color Tile, Inc.
(1996), CEO of Family Restaurants, Inc. (1995), and President and COO of National Car Rental System, Inc. (1993-1995). He has also been involved in turnaround consulting assignments to the Boards of Directors of Wang Laboratories, UNISYS, Norand and AM International.

      Bullis is also affiliated with Jay Alix & Associates. His 30-year career in finance and technology management includes serving as a partner in Ernst & Young, in senior financial positions with Wang Laboratories, and as a financial consultant with Eastman Kodak and NYNEX.


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